EXHIBIT 10.10

                      SPLIT DOLLAR LIFE INSURANCE AGREEMENT

         AGREEMENT made as of the first of February, 1999, by and between The Randolph Insurance Trust (the "Owner") and PBSJ Corporation (the "Company") a Florida corporation.

                                    RECITALS

         The Company has agreed to enter into a split-dollar life insurance arrangement with the Owner for the benefit of William W. Randolph (the "Executive") effective as of the date the first annual insurance premium is paid (the "effective date"). Such arrangement shall be personal to the Executive and shall not be construed to grant or imply any right of any employee of the Company to enter into any similar arrangement. The Company will pay a portion of the premiums due on a life insurance policy obtained by the Owner, subject to the condition that an interest in such policy be assigned to the Company as security for repayment of amounts paid by the Company with respect to the premiums due on such policy.

         NOW, THEREFORE, in consideration of the promises and other valuable consideration between the parties it is agreed as follows:

                                    ARTICLE I
                                INSURANCE POLICY

         1.1 The following survivorship life insurance policies (each, the "Policy", or together the "Policies") are subject to the terms of this
Agreement:

Insureds                 Insurers                             Policy Numbers
--------                 -------                              --------------
William W. Randolph      Pacific Life Insurance Company       VP60747440
Lynda Randolph           Pacific Life Insurance Company       VP60767220

         1.2 The initial death benefit under each Policy shall equal $4,500,000.00.

         1.3 The Executive or the Owner shall pay that portion of the premium equal to cost of the insurance provided under the Policy determined at a rate equal to the lesser of: (I) the Insurer's published one-year term rate for all standard risks (for a survivorship policy while both Insureds live, and for a single life policy after the death of the first Insured), or (ii) the Internal Revenue Service's so-called P.S. 38 rate while both insureds live, or P.S. 58 rate after the death of the first Insured.

         1.4 The Company shall pay ten annual premiums in accordance with Schedule "A" hereto, beginning on the effective date of this Agreement and continuing on each of the next nine anniversaries thereof, unless this Agreement is terminated prior to the date any such premium is due. If, in any calendar year, the Company's ownership interest in the Policies does not result, pursuant to Section 264(f) of the Internal Revenue Code or a

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successor provision, in a reduction in the Company's federal income tax deduction for interest expense, then the Company shall pay an additional premium for such calendar year equal to $14,114.00, and any such additional premium(s) shall be treated the same as the ten annual premiums described in the first sentence of this paragraph 1.4.

         1.5 The Owner shall be obligated and hereby agrees to repay to the Company the aggregate amount which the Company pays with respect to the Policy pursuant to paragraph 1.4. This obligation of the Owner to the Company shall be payable in accordance with the terms of this Agreement.

                                   ARTICLE 11
                                OWNER'S INTEREST

         2.1 The Owner shall be the owner of each Policy, and, subject to the terms of this Agreement, may exercise all ownership rights granted to the policyholder by the terms of the Policy, including but not limited to the right to borrow against the Policy, the right to assign its interest in the Policy, the right to change the beneficiary of the Policy, the right to exercise settlement options and the right to surrender or cancel the Policy.

         2.2 Upon the death of the second to die of the Insureds under the Policies, the designated beneficiary shall be entitled to receive that portion of the death benefit payable under the Policies equal to the aggregate death benefit provided thereunder minus the Company's interest in the Policies as determined under paragraph 3.5.

         2.3 Subject to paragraph 3.2, the Owner may surrender or cancel a Policy in whole or in part.

         2.4 Subject to paragraph 3.3, the Owner may obtain a loan or withdrawal of all or any portion of the accumulated cash value under a Policy.

                                   ARTICLE III
                               COMPANY'S INTEREST

         3.1 Upon-the death of the second to die of the Insureds under the Policies, the Company shall be entitled to receive that portion of the death benefit under the Policies which equals the Company's interest under the Policies as determined under paragraph 3.5.

         3.2 If a Policy is surrendered or canceled, in whole or in part, the Company shall be entitled to receive that portion of the net cash surrender value equal to the Company's interest under the Policies determined under paragraph 3.5. The remaining portion of the net cash surrender value of the Policy surrendered or canceled, if any, shall be paid to the Owner.

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         3.3 If the Owner borrows from a Policy, or makes a withdrawal under a
Policy, which reduces the aggregate net cash surrender value of the Policy to an amount less than the Company's aggregate interest in the Policies, then, as a precondition to receiving the loan or withdrawal proceeds, the Owner shall pay, or cause to be paid, to the Company an amount equal to the difference between the Company's interest determined under paragraph 3.5 and the net cash surrender value immediately after the withdrawal or loan.

         3.4 The Company shall have no rights of ownership with respect to a Policy, but each Policy is subject to the terms of this Agreement and the provisions of the Collateral Assignment as provided in paragraph 4. 1.

         3.5 The Company's interest in each Policy is equal to the sum of the premiums paid by the Company on both Policies in accordance with paragraph 1.4 hereof and not previously repaid to the Company.

         3.6 As of the fifteenth (15th) anniversary of the effective date hereof, the Company shall be entitled to receive that portion of the net cash surrender value equal to the Company's interest under the Policy determined under paragraph 3.5 if the Company has not already received such payment.

                                   ARTICLE IV
                              ASSIGNMENT AND NOTICE

         4.1 The Owner will assign an interest in each Policy to the Company as security for the repayment of the amounts which the Company is entitled to receive under paragraph 3.5 of this Agreement (the "Collateral Assignment"). The Collateral Assignment executed with respect to each Policy will be in the form attached hereto as Schedule "B" and will not be altered or changed without the consent of the Company.

         4.2 While this Agreement is in force and effect, the Owner will neither sell, surrender, borrow, withdraw or process a claim for benefits under a Policy without first giving sixty (60) days advance written notice to the Company. In the event (a) (I) the Company reasonably determines that such sale, surrender, loan, withdrawal or claim with respect to a Policy adversely affects the security interest of the Company under this Agreement or the Collateral Assignment, (ii) the Company notifies the Owner of its determination, in writing, prior to the expiration of such sixty (60) day period, and (iii) the Owner proceeds with the sale, surrender, withdrawal, loan or claim without the agreement of the Company, or (b) the Owner sells, surrenders, borrows, withdraws or processes a claim for benefits under a Policy without first giving at least sixty (60) days advance written notice to the Company, then this Agreement may be immediately terminated by the Company.

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                                    ARTICLE V
                            TERMINATION OF AGREEMENT

         5.1 This Agreement shall terminate on the occurrence of any of the following events:

                  (a) at the election of the Owner, if the Company fails for any reason to make the premium payments scheduled in paragraph 1.4;

                  (b) upon repayment in full of the amounts which the Company is entitled to receive under paragraph 3.5 of this Agreement, or

                  (c) at the election of the Company, in accordance with paragraph 4.2.

         5.2 In the event this Agreement is terminated other than upon full repayment of the Company, the Owner shall have thirty (30) days in which to repay the Company its interest in the Policies determined under paragraph 3.5. Upon receipt of payment in full of the amounts to which the Company is entitled to under paragraph, 3.5, the Company shall release the Collateral Assignment. In the event the Owner does not repay the amount which the Company is entitled to receive under Section 3.5 of this Agreement within this thirty (30) day period, the Company may enforce any rights which it has under the Collateral Assignment and may take whatever other action it deems appropriate, at law or in equity, to collect, or to cause the Owner to repay to the Company, the amount due the Company by the Owner under this Agreement. The Owner agrees, promptly upon any such termination, to surrender the Policies to the issuing insurance company for cancellation and to direct the insurance company to apply the proceeds of such cancellation to the repayment of the amount due by the Owner to the Company pursuant to this Agreement.

                                   ARTICLE VI
                         INSURANCE COMPANIES NOT A PARTY

         The issuing insurance companies (a) shall not be deemed to be a party to this Agreement for any purpose nor in any way responsible for its validity;
(b) shall not be obligated to inquire as to the distribution of any monies payable or paid by it under a Policy acquired pursuant to the terms of this Agreement; and (e) shall be fully discharged from any and all liability under the terms of a Policy subject to the terms of this Agreement, upon payment or other performance of its obligations in accordance with the terms of such Policy and the related Collateral Assignment.

                                   ARTICLE VII
                             AMENDMENT OF AGREEMENT

         This Agreement shall not be modified or amended except by a written agreement of the Company and the Owner. This Agreement shall -inure to the benefit of and shall be binding

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upon the heirs, personal representatives, successors and assigns of each party to this Agreement.

                                  ARTICLE VIII
                        AGREEMENT OF FURTHER PERFORMANCE

         8.1 Each of the parties, for itself and its heirs, beneficiaries, personal representatives, trustees, successors and assigns, agrees to take such further action, do such other things, and execute such other writings as shall be necessary and proper to carry out the terms and provisions of this Agreement.

         8.2 The Owner shall provide, or shall take commercially reasonable actions to cause the issuing insurance companies or other appropriate party to provide, such information as may be reasonably requested by the Company with respect to a Policy which information is necessary or desirable in order to pen-nit the Company to comply with any financial reporting or disclosure obligations or reporting, disclosure or other obligations under applicable law.

                                   ARTICLE IX
                                    STATE LAW

         This Agreement shall be subject to and shall be construed under the laws of the State of Florida.

         IN TESTIMONY WHEREOF, the Company, pursuant to the proper corporate authority, has caused this Agreement to be signed on its behalf and attested by its proper officers and a Trustee of the Owner, has hereunto subscribed his name, all as of the day and year first above set forth.

                                THE RANDOLPH INSURANCE TRUST

                                By: /S/ REBECCA L. MECSERY
                                   -----------------------------------
                                    Rebecca L. Mecsery, Trustee


                                PBSJ Corporation

                                By: /S/ H. MICHAEL DYE
                                   -----------------------------------
                                    H. Michael Dye
                                    Its President

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